Exhibit 10.1

Stifel Financial Corp.

2001 Incentive Stock Plan (2011 Restatement)

Restricted Stock Award Agreement

You have been selected to receive a grant of Restricted Stock pursuant to the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement) (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of Shares of Restricted Stock Granted:

Lapse of Restriction Dates: Restrictions placed on the shares of Restricted Stock shall lapse on the date and in the amount listed below:

Date on Which Restrictions Lapse	Number of Shares for Which Restrictions Lapse	Cumulative Number of Shares for Which Restrictions Lapse

This Award shall be subject to the terms and conditions prescribed in the Plan and in the Stifel Financial Corp. Restricted Stock Award Agreement attached hereto.

Participant shall file a timely effective election under Section 83(b) of the Internal Revenue Code of 1986 as a condition of receiving this Award. In the absence of such an election, this Award shall be null and void without further action by the Stifel Financial Corp.

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed on this              day of                         .

PARTICIPANT	STIFEL FINANCIAL CORP.

Name:	By:

Title:

Stifel Financial Corp

2017 Restricted Stock Award Agreement

(Executive)

THIS AGREEMENT (the “Award Agreement”), effective as of the Date of Grant set forth above, governs shares of Restricted Stock transferred by Stifel Financial Corp. (the “Company”), to the Participant.

The Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement) (the “Plan”) and this Award Agreement provide a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.    Employment with the Company. Except as may otherwise be provided in Section 6, the Restricted Stock granted hereunder is granted on the condition that the Participant remains an employee of the Company or an affiliate, or, if applicable, comply with the Non-Competition/Solicitation provisions, from the Date of Grant through (and including) the respective applicable Lapse of Restriction Date, as set forth above (each such time period is referred to herein as a “Period of Restriction”).

This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future.

2.    Certificate Legend. Any certificate or other documentation representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement), and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Stifel Financial Corp.”

3.    Removal of Restrictions. Except as may otherwise be provided herein and in the Plan, the shares of Restricted Stock subject to this Award Agreement shall become freely transferable by the Participant on the date and in the number set forth under the applicable Lapse of Restriction Date described above, subject to applicable federal and state securities laws. Once shares of Restricted Stock are no longer subject to any restrictions, the Participant shall be entitled to have the legend required by Section 2 of this Award Agreement removed from the applicable stock certificates or other documentation.

4.    Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and shall receive all dividends and other distributions paid with respect to the shares of Restricted Stock while they are held. If any such dividends or distributions are paid in shares, such shares shall be subject to the same restrictions on transferability as are the shares of Restricted Stock with respect to which they were paid.

5.    Forfeiture. A Participant shall forfeit nonvested Restricted Stock upon termination of employment with the Company and its Affiliates before the end of the applicable Period of Restriction, except as provided in Section 6.

6.    Extended Vesting for Noncompetition. If Participant incurs a termination of employment before the end of the applicable Period of Restriction, but, at the discretion of the Company’s Chief Executive Officer (“CEO”) or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in the case of an award to the CEO, is granted the right to keep nonvested Restricted Stock, subject to compliance with the non-competition provisions described in Section 5.4 of the Stifel Financial Corp. Wealth Accumulation Plan (the “SWAP”) or an alternative agreement not to compete, the shares of Restricted Stock subject to this Award Agreement shall become freely transferable by the Participant on the date and in the amount set forth under the applicable Lapse of Restriction Date above, so long as the Participant does not engage in a Competitive Activity or Soliciting Activity (each as defined in the SWAP), or an alternative agreement not to compete. Participant must apply for such a forfeiture waiver in writing. For the sake of clarity, one of the purposes of the discretion afforded the CEO and the Compensation Committee in this Section is to allow the Company, acting through the CEO or the Compensation Committee, as applicable to provide an exception to the forfeiture provisions when that result is in the best interests of the Company based on an evaluation of the particular facts and circumstances of Participant’s termination of employment. An exception granted to another employee shall not give the Participant any right to such an exception.

7.    Nontransferability. Unless otherwise determined by the Administrator pursuant to the terms of the Plan, during the Periods of Restriction, shares of Restricted Stock granted pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of shares of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the shares of Restricted Stock, the Participant’s right to such shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Award Agreement shall automatically lapse without further action by the Company.

8.    Recapitalization. In the event there is any change in the Company’s Common Stock through the declaration of stock dividends or through recapitalization resulting in stock splits or through merger, consolidation, exchange of shares, or otherwise, the number and class of shares of Restricted Stock subject to this Award Agreement may be equitably adjusted by the Administrator, in its sole discretion, to prevent dilution or enlargement of rights.

9.    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount as determined by the Company sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement (and may require or allow such greater payment as is permissible under applicable tax, legal, accounting and other guidance). The Participant may elect, subject to any procedural rules adopted by the Administrator, to satisfy the statutory withholding tax requirement, in whole or in part, by having the Company withhold shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the maximum statutory withholding tax rate (and the Company may require or allow such greater payment as is permissible under applicable tax, legal, accounting and other guidance).

10.    Other Tax Matters. The Participant shall review with his or her own tax advisors the federal, state, local and other tax consequences, including those in addition to any tax withholding obligations, of the investment in the Restricted Stock and the transactions contemplated by this Award Agreement. The Participant has the obligation to file an election under Section 83 of the Code. The filing of the 83(b) election is the responsibility of the Participant. The Participant must notify the Company of the filing on or prior to the day of making the filing.

11.    Continuation of Employment. This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

12.    Entire Award; Modification. This Award Agreement and the Plan constitute the entire agreement between the parties with respect to the terms and supersede all prior or written or oral negotiations, commitments, representations and agreements with respect thereto. The terms and conditions set forth in this Award Agreement may only be modified or amended in writing, signed by both parties.

13.    Severability. In the event any one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Award Agreement shall not in any way be affected or impaired thereby.

14.    Miscellaneous.

(a)	This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt for administration of the Plan. The Administrator shall have the right to impose such restrictions on any shares acquired pursuant to this Award Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

(b)	The Administrator may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s vested rights under this Award Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Award Agreement.

(d)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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